Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
F45 Training Holdings Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. References to the “Company,” “we,” “us” and “our” refer to F45 Training Holdings Inc. and not to any of our subsidiaries.
The following is a summary of the material provisions of our common stock and does not purport to be complete. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is an exhibit.
General
Our authorized capital stock consists of f215,000,000 shares of capital stock, par value $0.00005 per share, of which 200,000,000 shares are common stock, par value $0.00005 per share, and 15,000,000 shares are preferred stock, par value $0.00005 per share.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Except in respect of matters relating to the election of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, nominees must be approved by a plurality of the votes cast. Our common stock votes as a single class on all matters.
Dividend Rights
Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other Rights
Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock outstanding or that we may designate and issue in the future.
Preferred Stock
Our board of directors has the authority, subject to the limitations prescribed by Delaware law, to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders. Our board of directors also has the authority to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.
Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws
Provisions of the Delaware General Corporation Law, or the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.
Stockholder Meetings; Requirements for Advance Notice
Our amended and restated bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board or the chief executive officer with the concurrence of a majority of the board of directors. Our amended and restated bylaws also prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information.
Supermajority Voting for Amendments to Our Governing Documents
Any amendment to our amended and restated certificate of incorporation requires the affirmative vote of at least 66⅔% of the voting power of all shares of our common stock then outstanding. Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may amend our bylaws only with the approval of at least 66⅔% of the voting power of all shares of our common stock then outstanding.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Classified Board of Directors
Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, as nearly equal in number as practicable, with members of each class serving staggered three-year terms. Our amended and restated bylaws provide that the authorized number of directors be fixed exclusively from time to time by resolution of the board of directors. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.
Removal of Directors; Vacancies
Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause. In addition, our amended and restated bylaws provides that only our board of directors may fill vacant directorships, including newly created seats, by the affirmative vote of the majority of remaining directors.

Stockholder Action by Written Consent
The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following: (i) any breach of the director’s duty of loyalty to us or to our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and (iii) any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
The limitation of liability and indemnification provisions provided for in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval, except as required by the listing standards of the New York Stock Exchange and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Clause
Our amended and restated certificate of incorporation provides that, unless we select or consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) shall be the exclusive forum for any complaints asserting any “internal corporate claims,” which include claims in the right of our company (i) that are based upon a violation of a duty by a current or former director, officer, employee, or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery. Further, unless we select or consent to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our certificate of incorporation. See the section entitled “Risk Factors” in the Annual Report on Form 10-K of which this Exhibit 4.1 is an exhibit. It is possible that a court could find our exclusive forum provision to be inapplicable or unenforceable. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.